Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference in this Registration Statement on Form S-1/A of our report March 28, 2025, relating to our audit the financial statements of Safety Shot, Inc. (formerly known as Jupiter Wellness, Inc.) as of December 31, 2024 and 2023 and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
The Woodlands, Texas
May 29, 2025